Exhibit 10.28

REIMBURSEMENT AGREEMENT

Recitals

1.	Effective December 1, 2013 (the “Effective Date”) Central Energy GP, LLC (“Central GP”) commenced conducting business in Dallas, Texas at 4809 Cole Avenue, Suite 108, Dallas, Texas 75205 ( the “Dallas Office”).

2.	The Dallas Office is currently under lease to Katy Resources, LLC (“Katy”) and Katy is paying all of the rent, utilities, telephones and cost of office equipment and furnishings attributable to the use of the Dallas Office (collectively, “Overhead Costs”).

3.	Katy has agreed to allow Central GP to share its Dallas Office space with the agreement that Central GP will reimburse Katy, on a monthly basis, for that portion of the Overhead Costs which are fairly allocable to Central GP’s use of the Dallas Office.

4.	Central GP and Katy (the “Parties”, and individually a “Party”) are entering into this Reimbursement Agreement (this “Agreement”) to set out the manner in which Central GP has agreed to reimburse Katy for Central GP’s use of the Dallas Office space.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Monthly Invoice for Reimbursement. Katy will prepare and submit an invoice to Central GP for its share of Overhead Costs at the end of each month.

2.	Payment of Monthly Invoice. Central GP agrees to pay each invoice within ten (10) days of the invoice date.

3.	Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in force and effect thereafter on a monthly basis until terminated by either Party upon not less than thirty (30) days written notice.

Central Energy GP LLC		Katy Resources, LLC

By:	/s/ G. Thomas Graves III	By:	/s/ Douglas Weir

	G. Thomas Graves III,		Douglas Weir

	Chairman of the Board		CFO and Member